Exhibit 99.1

FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:
FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Trois Hart
CFO	FVP, Marketing
260-427-7150	260-427-7053
rick.sawyer@towerbank.net	trois.hart@towerbank.net

TOWER FINANCIAL CORPORATION DECLARES SECOND QUARTER CASH DIVIDEND OF $0.044 PER SHARE

FORT WAYNE, INDIANA – April 20, 2007 – Tower Financial Corporation (NASDAQ: TOFC) announced today that its board of directors has declared a second quarter cash dividend of $0.044 per share on the Corporation’s common stock.  The dividend is payable on May 18, 2007 to shareholders of record at the close of business on May 1, 2007.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne and a seventh in Angola, and business development offices in Indianapolis and Warsaw, Indiana. The Company has also applied for a charter to open a de novo bank to serve the Greater Indianapolis market. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.

# # # #